CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
5.700% Internotes® Due September 15, 2011	$45,450,000	$1,786.19
6.250% Internotes® Due September 15, 2013	$36,073,000	$1,417.67
6.650% Internotes® Due September 15, 2015	$21,315,000	$837.68
TOTAL	$102,838,000.00	$4,041.54
(1)	Excludes accrued interest, if any.
(2)	A filing fee of $4,041.54 calculated in accordance with Rule 457(r) has been transmitted to the SEC in connection with the securities offered by means of this pricing supplement.

American Express Credit Corporation InterNotes®, Due Nine Months or More from Date of Issue
Filed under Rule 424(b)(3), Registration Statement No. 333-134864
Pricing Supplement Number 2 Dated September 08, 2008
(to Prospectus dated June 08, 2006 and Prospectus Supplement dated August 25, 2008)
Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating*	S & P Rating*
02586JAC0	$45,450,000.00	100.000%	0.625%	$45,165,937.50	FIXED	5.700%	SEMI-ANNUAL	09/15/2011	03/15/2009	$29.13	YES	Senior Unsecured Notes	Aa3	A+
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital, LLC Agents:  Charles Schwab & Company, Incorporated, Citigroup Global Markets Inc.,
Fidelity Capital Markets Services, a division of National Financial Services, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated,
Raymond James & Associates, Inc., RBC Capital Markets Corporation, UBS Securities LLC, Wachovia Securities, LLC

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating*	S & P Rating*
02586JAD8	$36,073,000.00	100.000%	1.000%	$35,712,270.00	FIXED	6.250%	SEMI-ANNUAL	09/15/2013	03/15/2009	$31.94	YES	Senior Unsecured Notes	Aa3	A+
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital, LLC Agents:  Charles Schwab & Company, Incorporated, Citigroup Global Markets Inc.,
Fidelity Capital Markets Services, a division of National Financial Services, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated,
Raymond James & Associates, Inc., RBC Capital Markets Corporation, UBS Securities LLC, Wachovia Securities, LLC

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating*	S & P Rating*
02586JAE6	$21,315,000.00	100.000%	1.200%	$21,059,220.00	FIXED	6.650%	SEMI-ANNUAL	09/15/2015	03/15/2009	$33.99	YES	Senior Unsecured Notes	Aa3	A+
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, Incapital, LLC Agents:  Charles Schwab & Company, Incorporated, Citigroup Global Markets Inc.,
Fidelity Capital Markets Services, a division of National Financial Services, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated,
Raymond James & Associates, Inc., RBC Capital Markets Corporation, UBS Securities LLC, Wachovia Securities, LLC

American Express Credit Corporation	Offering Dates: September 02, 2008 through September 08, 2008
Trade Date: Monday, September 08, 2008 @12:00 PM ET
Settlement Date: Thursday, September 11, 2008
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Capital Markets Corporation

If the maturity date or an interest payment date for any note is not a Business Day (as defined in the Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

*An explanation of the significance of ratings may be obtained from the ratings agencies. Generally, ratings agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The ratings of the InterNotes® should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The American Express Credit Corporation InterNotes will be represented by a master global note in fully registered form, without coupons. The master global note will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC, as depository, or another depository as may be named in a subsequent pricing supplement.

The Bank of New York Mellon, formerly known as The Bank of New York, under an indenture dated as of June 9, 2006, as supplemented and amended, will act as trustee for the Notes. The Bank of New York Mellon will also act as paying agent, registrar and transfer agent for the Notes and will administer any survivor's options with respect thereto.

InterNotes® is a registered trademark of Incapital Holdings LLC.  All rights reserved

American Express Credit Corporation InterNotes® Prospectus dated June 08, 2006 and Prospectus Supplement dated August 25, 2008